BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“Company”) (BOVESPA: BRFS3; NYSE: BRFS), following the Announcement to the Market disclosed on September 9, 2016, by which the Company informed that its subsidiary, BRF Foods GmbH, entered into an agreement with FFM Berhad providing for the cooperation in FFM Further Processing SDN BHD (“Agreement” and “Transaction”, respectively), hereby informs that the conditions precedent set forth in the Agreement were duly satisfied, being the Transaction concluded on the date hereof.

São Paulo, October 4, 2016.

José Alexandre Carneiro Borges

Chief Financial and Investor Relations Officer